Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2018 with respect to the consolidated financial statements of the ONE Group Hospitality, Inc. and its subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
May 21, 2018